NEWS RELEASE

For Immediate Release

Nord Resources Signs $5 Million Royalty Financing Agreement; Amends Credit Facility

  Nord now is producing and selling copper from new ore as it ramps up the reactivation of the Johnson Camp Mine

TUCSON, AZ, March 31, 2009 - Nord Resources Corporation (TSX: NRD / OTC: NRDS), which is ramping up mining operations and copper production at its Johnson Camp Mine in Arizona, announced today that it has sold a 2.5% net smelter royalty on production from the Johnson Camp Mine to International Royalty Corporation, acting through its subsidiary IRC Nevada Inc. The purchase price was $5 million. Nord will realize net proceeds of approximately $4.95 million from this transaction. The royalty is payable in cash on a quarterly basis. All currency amounts are in U.S. dollars.

Nord also announced that it has amended its $25 million credit agreement with Nedbank Limited. The amendment to the credit agreement defers the quarterly payments due on March 31, 2009 and June 30, 2009 (Deferred Payments) to December 30, 2012 and March 31, 2013, respectively. Accordingly, the scheduled quarterly repayments will start on September 30, 2009 and end on March 31, 2013. The loan now bears interest at an annual rate equal to LIBOR plus a margin of 6.06%. The margin will be reduced by 1.75% if Nord prepays the Deferred Payments. In addition, the margin will also be reduced by 0.5% upon completion of the Johnson Camp Mine restart, as defined in the credit agreement, currently scheduled for October 2009.

Under the amended credit agreement, Nord may sell certain copper price hedging instruments that it currently holds under copper price hedging agreements maturing on October 1, 2010 or later, if the net proceeds to Nord will be at least $2.2 million. If Nord elects to do so, it will be required to set aside $2.2 million in a segregated account to fund its debt service obligations under the credit facility. The existing loan will then be separated into two tranches, whereby the first tranche will be equal to the aggregate principal amount then outstanding minus $2.2 million, which will be the principal amount of the second tranche. The second tranche will be subject to an interest rate of LIBOR plus 5.00% per annum and scheduled for repayment on March 31, 2013. However, if the company prepays the Deferred Payments, the second tranche will be amortized in equal portions over the number of quarters remaining until March 31, 2013.

Nord originally entered into the secured term-loan credit agreement with Nedbank on June 17, 2007, and has fully drawn down all of the $25 million made available to it under the facility.

"We believe these decisive actions are prudent in light of the current economic climate while preserving shareholder's interest with minimal dilution. The additional $5 million of funding through the sale of the royalty as well as the amendment to our credit facility will provide Nord with the financial flexibility to achieve near term milestones," said Wayne Morrison, Vice-President and Chief Financial Officer of Nord.

"As previously announced, we commenced mining new ore at the Johnson Camp Mine on February 1, 2009," said John Perry, President and Chief Executive Officer. "This new ore continues to be stacked on our leach pads and for the past month we have been producing and selling copper from new ore. We are steadily increasing our rate of production and continue to expect that we will achieve our target rate of 25 million pounds of copper per year later this spring."

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. Previously, since February 1, 2008, the company was commercially producing copper from residual leaching of the existing ore heaps. The company expects to reach full copper production at a rate of approximately 25 million pounds per annum in spring 2009. For further information and pictures of the reactivation at Johnson Camp, please visit the company's website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's expectations regarding copper production targets at the Johnson Camp Mine, and statements concerning the potential of the Johnson Camp Mine. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market prices of copper and sulfuric acid, general economic, market, and business conditions, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca.